Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between HighPeak Energy, Inc., a Delaware corporation (the “Company”) and Jack Hightower, a resident of the State of Texas (“Executive”), effective as of September 15, 2025. The Company and Executive are each referred to herein as a “Party” and together as the “Parties.”

WHEREAS, HighPeak Energy Employees, Inc (“Employer”), a subsidiary of the Company, has been the employer of record for Executive;

WHEREAS, reference is made to: (i) the HighPeak Energy, Inc. Second Amended and Restated Long Term Incentive Plan, as amended from time to time (the “LTIP”); (ii) that certain Restricted Stock Unit Notice and Restricted Stock Agreement, dated November 4, 2021, between the Company and Executive and issued pursuant to the LTIP, as amended by that certain letter agreement titled Amendment to Restricted Stock Agreement between the Company and Executive, dated October 31, 2024 (the “Restricted Stock Agreement”); and (iii) those certain Stock Option Grant Notices and Stock Option Agreements, dated August 24, 2020, November 4, 2021, May 4, 2022, August 15, 2022, and July 21, 2023, between the Company and Executive and issued pursuant to the LTIP (each same-dated Stock Option Grant Notice and Stock Option Agreement, a “Stock Option Agreement,” and collectively, the “Stock Option Agreements”);

WHEREAS, the Company and Executive agree that Executive provided the Company with his notice of retirement and resignation from employment with the Employer and the Company (and any other Released Party, as applicable), without Good Reason (either as defined in any of the Stock Option Agreements or the Restricted Stock Agreement) and his notice of resignation from the board of directors of the Company (the “Board”) (and any other Released Party) as of the Separation Date (as defined below)(collectively, the “Resignation Notice”);

WHEREAS, all of Executive’s Restricted Stock (as defined in the LTIP and awarded under the Restricted Stock Agreement) would have been forfeited without consideration as of the Separation Date;

WHEREAS, all of Executive’s Options (as defined in the LTIP and awarded under the Stock Option Agreements), other than those Options awarded pursuant to the July 31, 2023 Stock Option Agreement (the “Applicable Options”), would have ceased to be exercisable by Executive on the date that is six (6) months immediately following the Separation Date;

WHEREAS, taking into consideration Executive’s tenure and services provided to the Company, the Company has agreed to allow Executive to retain the Restricted Stock, to extend the period in which Executive may exercise certain of the Applicable Options in the Company, and to provide the Separation Pay and certain other benefits as set forth below;

WHEREAS, the Parties wish for Executive to receive the benefits set forth in this Agreement, conditioned upon Executive’s timely entry into and return of this Agreement and Executive’s compliance with the terms of this Agreement; and

WHEREAS, each Party wishes to resolve claims that it or he has or may have against the other party and the other Released Parties (as defined below) as set forth in this Agreement, including any claims that Executive may have arising out of Executive’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, the Parties hereby agree as follows:

1.    Separation from Employment. Executive’s employment with the Employer and the Company (and any other Released Party, as applicable) ended on September 15, 2025 (the “Separation Date”) due to Executive’s voluntary resignation without Good Reason (either as defined in any of the Stock Option Agreements or the Restricted Stock Agreement) pursuant to the Resignation Notice. As of the Separation Date, Executive ceased to have any further employment with the Employer or the Company or any other employment or service relationship with any other Released Party. Executive acknowledges that, as of the Separation Date, Executive has resigned from and no longer holds any offices, director positions or other positions with the Company, the Board or any other Released Party.

2.    Final Pay and Benefits. Executive shall receive the following payments and benefits in accordance with the existing policies of the Company, or at the sole discretion of the Company, pursuant to his employment with the Company and his participation in its employee benefit plans (the “Accrued Obligations”), which such payments and benefits are not conditioned on Executive’s execution of this Agreement:

(a)    Final Pay. Executive shall be entitled to payment of his regular base salary earned, but not yet paid through the Separation Date, minus applicable taxes and withholdings, to be paid not later than the Company’s first regularly scheduled payroll date that occurs after the Separation Date.

(b)    Vested 401(k) Plan Benefits. Following the Separation Date, Executive shall receive payment or other entitlement, in accordance with the terms of the applicable plan or as required by applicable law, of any 401(k) plan benefits to which he has a vested entitlement as of the Separation Date under the terms of the employee benefit plan of the Company.

(c)    Right to Continue Certain Insurance Benefits. Executive shall have the right to continue after the Separation Date his group health, dental, and vision insurance benefits, if any, for himself and his dependents, at his own expense, in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Executive should complete an insurance continuation election form, which will be furnished to him under separate cover, and timely return it if he wishes to apply to continue his insurance coverage under COBRA.

(d)    Reimbursement of Business Expenses. Executive shall be entitled to receive reimbursement of reasonable business expenses properly incurred by him in accordance with Company policy before the Separation Date in an amount not to exceed $5,000.00. Any such reimbursement must be based on substantiating documentation provided by Executive to the Company within fifteen (15) days after the Separation Date.

3.    Separation Benefits. Provided that Executive (i) executes this Agreement and returns a copy of this Agreement signed by Executive to the Company, care of Daniel Silver, Vice President Finance (“Mr. Silver”) at dsilver@highpeakenergy.com, so that it is received no later than September 15, 2025; and (ii) abides by each of Executive’s commitments, covenants and obligations set forth herein, then:

(a)    The Company shall accelerate the vesting of 1,385,500 shares of Executive’s Restricted Stock, which otherwise would have been forfeited without consideration by Executive as of the Separation Date, and such shares shall no longer be subject to the forfeiture restrictions applicable in the Restricted Stock Agreement (such shares, the “Retained Shares”), and the Company shall pay Executive the accrued dividends associated with the vesting of such Retained Shares in a lump sum, minus applicable taxes and withholdings, not later than the Company’s first regularly scheduled payroll date that occurs after the Separation Date;

(b)    With respect to the Applicable Options issued on August 24, 2020 with a $10.00/share exercise price and on November 4, 2021 with a $14.36/share exercise price, the period in which Executive may exercise the Applicable Options after the Separation Date shall be extended such that the Applicable Options shall remain exercisable by Executive until the date that is twelve (12) months following the Separation Date (the “Option Extension Benefit”), and all other terms related to the Applicable Options under the LTIP and the Stock Option Agreements shall continue to apply with full force and effect (including any terms related to the early forfeiture of the Applicable Options by Executive prior to the end of the period of exercisability, as modified by this Section 3(b)). Executive shall forfeit the Applicable Options issued on May 4, 2022 at a $29.67/share exercise price and on Augst 15, 2022 at a $19.98/share exercise price; and

(c)    The Company shall pay Executive an amount equal to $2,400,000.00, minus applicable taxes and withholdings, as separation pay (the “Separation Pay”) in a lump sum, to be paid not later than the Company’s first regularly scheduled payroll date that occurs after the Separation Date.

4.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. Executive expressly acknowledges and agrees that, excepting only the Accrued Obligations, Executive has received all leaves (paid and unpaid) to which Executive was entitled during Executive’s employment or service relationship with the Employer, the Company or any other Released Party, and Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights, been reimbursed for all expenses and been paid all sums that Executive is owed and has been owed by the Company, the Employer or any other Released Party, including all payments arising out of all incentive plans and any other bonus or contractual arrangements, and all payments owed for any accrued but unused paid time off, owed to him in connection with his employment by the Employer or the Company (or any other Released Party). For the avoidance of doubt, and notwithstanding any other provision of this Agreement, (a) the Options granted to Executive on July 21, 2023 shall remain outstanding and subject to the terms, including the exercise provisions, of the applicable Stock Option Agreement, and shall not be forfeited notwithstanding Executive’s resignation or execution of this Agreement; (b) Executive shall continue after the Separation Date to be entitled to receive annual dividend equivalent payments, in each case minus applicable taxes and withholdings, in accordance with those certain dividend equivalent payment letter agreements between the Company and Executive dated August 24, 2020, November 4, 2021, and July 21, 2023 due to his retention of Applicable Options associated with such letter agreements; and (c) the Company shall take any and all actions to ensure that the 1,532,477 Founder’s Shares of Company stock Executive indirectly held before the Separation Date may be sold under the prospectus dated January 3, 2022 that forms a part of the Company’s registration statement on Form S-3 (File No. 333-261706) no later than 10 business days following the date that Executive notifies the Company in writing that such shares have been distributed to Executive.

5.    Complete Release of Claims by Executive.

(a)    For good and valuable consideration, including the benefits set forth herein, the sufficiency and receipt of which is hereby acknowledged by Executive, Executive hereby releases, discharges and forever acquits the Company, its parents, subsidiaries (including the Employer) and other affiliates, the Board, and each of the foregoing entities’ respective current and former affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its respective affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Released Parties” and each one, individually, a “Released Party”), from liability for, and Executive hereby waives, any and all claims, damages, demands, or causes of action of any kind that Executive has or could have, whether known or unknown, against any Released Party, including any and all claims, damages, demands, or causes of action relating to Executive’s employment with any Released Party, the termination of such employment, the terms, conditions and circumstances of such employment, or any other acts or omissions related to any matter occurring or existing on or prior to the date that Executive executes this Agreement, including, (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, and Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the Family and Medical Leave Act of 1993; (E) the Occupational Safety and Health Act; (F) the Sarbanes-Oxley Act of 2002; (G) the Securities Exchange Act of 1934; (H) the Investment Advisers Act of 1940; (I) the Investment Company Act of 1940; (J) the Private Securities Litigation Reform Act of 1995; (K) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (L) any federal, state, municipal or local wage and hour law; (M) the laws of the State of Texas, including the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); and (N) any other local, municipal, state, or federal law, regulation or ordinance; (ii) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, misrepresentation, invasion of privacy, defamation, negligence, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, estoppel, detrimental reliance, infliction of emotional distress, termination in violation of public policy, or tortious interference; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim (as defined below); (iv) any and all rights, benefits, or claims Executive may have under any employment contract, offer letter, award agreement, bonus, equity-based or incentive compensation plan, or other agreement (including the LTIP, the Restricted Stock Agreement and the Stock Option Agreements) with any Released Party; (v) any claim, whether direct or derivative, arising from, or relating to, Executive’s status as a member or holder of any interests in the Company any of their affiliates; and (vi) any claim for compensation, benefits, or damages of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)    Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, Department of Justice, Department of Labor, National Labor Relations Board, or other federal, state or local governmental or regulatory agency or commission (each a “Governmental Agency” and collectively “Governmental Agencies”) or participating in or cooperating with any investigation or proceeding conducted by any Governmental Agency or communicating with any Governmental Agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief or recovery from a Released Party as a result of such Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Executive’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity). Nothing herein shall prohibit or restrict Executive from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (ii) responding truthfully to any inquiry or legal process directed to Executive from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; or (iv) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this Section 5(b) or to notify any Released Party that Executive engaged in any such conduct.

(c)    Further, and notwithstanding any other provision of this Agreement, in no event shall the Released Claims include (i) any claim based on facts occurring after the date Executive executes this Agreement; (ii) any claim to the Accrued Obligations or vested benefits under an employee benefit plan that is subject to ERISA and that ERISA prevents from being released pursuant to a release agreement; or (iii) any other claim that cannot be released as a matter of law. Nothing herein will prevent Executive from seeking workers’ compensation or unemployment insurance benefits. Notwithstanding any other provision of this Agreement, neither the Released Claims nor this Agreement shall waive or release any right or claim Executive has or may have in the future for (i) indemnification under that certain Indemnity Agreement dated November 5, 2020, between the Company and Executive, under any applicable state or other law, or under the bylaws or other governing documents of Company or the other Released Parties, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when he was a director, officer, or employee of the Company or any of the Released Parties or (ii) rights with respect to the Retained Shares, other shares of common stock of the Company owned by the Executive, the Applicable Options he has a right to exercise pursuant to the terms of this Agreement, the Options awarded to Executive pursuant to the July 31, 2023 Stock Option Agreement, or his direct or indirect ownership of other equity interests in HighPeak Energy Partners, LP (“Fund I”), HighPeak Energy Partners II, LP (“Fund II”), the general partners of Fund I and Fund II, or their general partners.

6.    Release of Claims by the Company. For good and valuable consideration, including the benefits set forth herein, the sufficiency and receipt of which is hereby acknowledged by the Company, the Company, on behalf of itself and its controlled affiliates, hereby releases, discharges and forever acquits Executive from liability for, and the Company hereby waives, any and all claims, damages, demands, or causes of action of any kind that the Company or its controlled affiliates has or could have, whether known or unknown, against Executive, including any and all claims, damages, demands, or causes of action relating to Executive’s employment with any Released Party, the termination of such employment, the terms, conditions and circumstances of such employment, or any other acts or omissions related to any matter occurring or existing on or prior to the date that the Company executes this Agreement. Notwithstanding the previous sentence, this release does not waive or release any claim, damage, demand, or cause of action of any kind arising out of, relating to, or based on facts that were not known by the independent directors of the Board as of the date the Company executes this Agreement. The Company represents and warrants that is has the authority to agree to the release in this Section 6 on behalf of itself and its controlled affiliates.

7.    Cooperation. Following the Separation Date, Executive will at reasonable times and without unreasonable interference to his personal or professional endeavors, provide: (a) the Company and, as applicable, the other Released Parties, with reasonable assistance as the Company may request from time to time, including assistance with respect to transitioning matters within his prior areas of responsibility for the Company and its respective affiliates, and providing information relating to the duties Executive performed for the Company and its respective affiliates; and (b) truthful information and assistance with respect to any investigation, litigation, or other proceeding that may relate to practices, acts, or omissions of the Company or any other Released Party occurring during the period that Executive was employed by the Company or any other occurrence occurring during the period that Executive was employed by the Company for which Executive had direct or indirect responsibility. If Executive incurs out-of-pocket expenses in providing the assistance and cooperation contemplated by this Agreement, then, upon submission of substantiating documentation, the Company shall reimburse him for necessary and reasonable expenses incurred by him as a result of providing such assistance or cooperation.

8.    Non-Disparagement. Executive shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or any other Released Party or their respective businesses, employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties; provided, however, nothing in this Section 8 shall restrict or impede Executive from making any of the statements or disclosures, or engaging in any of the activities, permitted under Section 5(b). In addition, Executive shall be permitted to vote his shares of Company stock in a manner that benefits him personally without violating this Agreement. Within five (5) days of the Separation Date, the Company shall instruct those individuals who are directors of the Board and officers of the Company, in each case, as of the Separation Date, to not, at any time, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Executive; provided, however, the instruction may provide that it does not restrict or impede such individuals from making any of the statements or disclosures which are required by valid legal process or from making truthful statements to persons within or outside the Company with whom the Company or its affiliates has an actual or prospective business relationship to the extent such individual determines, while acting in good faith, that any such person has a valid business need to know of the information communicated in such statements.

9.    Forfeiture-For-Competition.

(a)    Executive acknowledges that Executive had access to confidential information for use only during the period that Executive is employed by the Company or any other Released Party, and Executive acknowledges and agrees that the Company entrusted Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company and other Released Parties. In consideration of, and as an express incentive for the Company to provide Executive with, the Retained Shares, the Option Extension Benefit, and the Separation Pay, Executive has voluntarily agreed to the covenants set forth in this Section 9.

(b)    During the Prohibited Period (as defined below), Executive shall not, without the prior written approval of the Board, directly or indirectly (other than on behalf of the Company), for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i)    engage in or participate within the Market Area (as defined below) in competition with the Company or any its direct or indirect subsidiaries (the “Company Group”) in any aspect of the Business (as defined below), which prohibition shall prevent Executive from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an Executive or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities are the same as or similar to (or involve direct or indirect oversight over duties or responsibilities that are the same as or similar to) the duties or responsibilities that Executive had on behalf of any member of the Company Group;

(ii)    solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group for whom or which Executive had direct or indirect responsibility for any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iii)    solicit, canvass, approach, encourage, entice or induce any Executive or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c)    In the event that Executive materially breaches the covenants and obligations set forth in this Section 9, Executive agrees that Executive shall forfeit without consideration the Retained Shares and all Options then held by Executive, including all rights arising from the Retained Shares and such Options or being a holder thereof. Executive’s obligations pursuant to this Section 9 shall thereafter terminate and be of no further force and effect; provided, all other terms of this Agreement shall remain in effect. Before any such forfeiture occurs under this Section 9(c), (i) the Company shall provide Executive with written notice summarizing the alleged material breach of covenants in reasonable detail, shall provide Executive with a reasonable opportunity to cure, to the extent curable, any alleged breach, and shall provide Executive with an opportunity to be heard along with his legal counsel by the Board; (ii) the parties shall attempt in good faith to resolve any dispute over the alleged breach before a mutually agreeable mediator, which selection shall not be subject to undue delay by either Party; and (iii) if such dispute is not resolved at such mediation, which shall be held not later than thirty (30) days after selection of the mediator, then this Agreement shall constitute an irrevocable stock power and power of attorney of Executive with respect to the Retained Shares and Options subject to forfeiture pursuant to this Section 9, and Executive hereby irrevocably appoints each officer of the Company as Executive’s attorney-in-fact to cause the forfeiture of the Retained Shares and Options, as applicable, on the books and records of the Company, with full power of substitution and re-substitution in the premises, so as to effect the forfeiture in accordance with the terms of this Section 9.

(d)    The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be severed or reformed, and then enforced to the fullest extent which court deems reasonable, and this Agreement shall thereby be reformed.

(e)    The following terms shall have the following meanings:

(i)    “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provided services during period that Executive was employed with the Company, which business and operations include the exploration for, and development and production of crude oil, natural gas liquids and natural gas oil and natural gas focused on the development of unconventional oil and natural gas reserves.

(ii)    “Market Area” shall mean the one-mile radius around the oil and gas assets of the Company as of the Separation Date.

(iii)    “Prohibited Period” shall mean the period beginning on the Separation Date and continuing for a period of twelve (12) months following the Separation Date.

(f)    Notwithstanding any other provision of this Agreement, Executive may during the Prohibited Period serve on the board of directors, board of managers, or similar governing body of any company which is engaged in the Business in the Market Area as long as Executive does not directly or indirectly (i) have any involvement in such Business in the Market Area or otherwise compete against the Company Group in the Business in the Market Area and (ii) use on behalf of, or disclose to, such company any confidential information owned by the Company Group.

10.   Confidential Information. In connection with Executive’s employment with the Company, Executive has obtained confidential information belonging to the Company or other Released Parties. Executive has continuing obligations to the Company and the other Released Parties pursuant to the Company’s Code of Conduct (the “Confidentiality Obligations”). In entering into this Agreement, (i) Executive expressly promises that he will not use or disclose any confidential information belonging to the Company or any other Released Party, whether for Executive’s benefit or for the benefit of any third party, unless the Board provides advance written permission for Executive to do so, and (ii) Executive expressly reaffirms Executive’s commitment to abide by (and agrees that Executive will abide by) the terms of the Confidentiality Obligations; provided, however, nothing in this Section 10 shall restrict or impede Executive from making any of the statements or disclosures, or engaging in any of the activities, permitted under Section 5(b). Further, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

11.   Advice to Consult with Counsel; Executive’s Acknowledgements. This is an important legal document, and the Company hereby advises Executive to consult with an attorney prior to executing this Agreement. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a)    Executive has had sufficient time since this Agreement was first provided to Executive to consider this Agreement before the execution and delivery to Company, and Executive has carefully read this Agreement;

(b)    Executive is not otherwise entitled to the consideration set forth in this Agreement, but for Executive’s entry into this Agreement;

(c)    Executive has been advised by the Company to discuss this Agreement with an attorney of Executive’s choice before signing this Agreement, and Executive has had adequate opportunity to do so prior to signing this Agreement;

(d)    Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive by the Company to sign this Agreement are those stated within the four corners of this document and in entering this Agreement, Executive has not relied on any representation or statement, written or oral, of any Released Party or Released Party’s agent that is not set forth in this Agreement; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement; and

(e)    No Released Party has provided any tax or legal advice regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

12.    Entire Agreement. This Agreement (and the LTIP, the Restrictive Stock Agreement, and the Stock Option Agreements, in each case as referenced herein) constitute the entire agreement between the Parties with respect to the matters herein provided. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Party.

13.    Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. All references to Executive’s “employment” with the Company shall be construed as meaning “employed by or providing services to one or more Released Parties, including in Executive’s capacity as an Executive of the Company.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

14.    Assignment. This Agreement is personal to Executive and may not be assigned by Executive. The Company may assign its rights and obligations under this Agreement without Executive’s consent to any successor of the business of the Company (whether by merger, purchase or otherwise). This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

15.    Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company (including Company’s permitted successors and assigns) and each Released Party that is not a signatory hereto is a third-party beneficiary of Executive’s release of claims, covenants, and representations hereunder and shall be entitled to rely on and enforce such release, covenants and representations as if a Party.

16.    Return of Property. Executive expressly represents and warrants that Executive has returned to the Company all property belonging to the Company or any other Released Party, including all documents, computer files and other electronically stored information, and all other telephones, computers and other property and materials provided to Executive by the Company or any other Released Party in the course of his employment or affiliation. Executive further represents and warrants that Executive has not maintained a copy of any such materials in any form. Executive’s obligations under this Section 16 shall not apply to, and he may retain (a) copies of benefit or payroll documents concerning only him, and (b) copies of documentation related to his continued ownership of equity in the Company and any of the Released Parties.

17.    No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.    Severability and Modification. To the extent permitted by applicable law, the parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable, as determined by any court of competent jurisdiction, in any respect shall be severable and shall be modified or severed by such court to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

19.    Choice of Law; Jury Waiver. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. With respect to any claim or dispute related to or arising under this Agreement, the Parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Fort Worth, Texas. IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.    Withholding of Taxes and Other Employee Deductions. The Company may withhold from any payment made to Executive all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

21.    No Admission. The Parties acknowledges that this Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of the Company, the other Released Parties, or Executive. The Parties agree that, except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Company, the other Released Parties, or Executive.

22.    Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

23.    Section 409A. Neither this Agreement nor any payment or benefit provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986 and the United States Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. For purposes of Section 409A, any installment payments shall each be treated as separate payments. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Signatures begin on the following page]

The parties have executed this Agreement as of the date(s) set forth beneath their respective signatures below.

HIGHPEAK ENERGY, INC.

By:	/s/ Larry Oldham
Name:	Larry Oldham
Title:	Director
Board of Directors, HighPeak Energy, Inc.

Date:	September 15, 2025

EXECUTIVE

/s/ Jack Hightower
Jack Hightower

Date:	September 15, 2025

Signature Page to

Separation and Release Agreement